Exhibit 10.19.3

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into this 6th day of October, 2008, by and between Pier 1 Imports, Inc., a Delaware corporation, with offices at 100 Pier 1 Place, Fort Worth, Texas 76102 (the “Company”), and Alexander W. Smith, an individual (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive entered into an Employment Agreement dated February 19, 2007 (the “Agreement”); and

WHEREAS, the Executive is currently employed by the Company through its wholly owned subsidiary Pier 1 Services Company and serves the Company in the capacity of President and Chief Executive Officer; and

WHEREAS, the Board of Directors of the Company has authorized an amendment to the Agreement to align the vesting of the first 1,000,000 shares of Option 2 with the Company’s annual performance incentive bonus plan for fiscal 2009;

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual covenants and obligations hereinafter set forth, and other and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The vesting schedule for the first 1,000,000 shares of Option 2 as set forth in Section 4(c)(ii) of the Agreement is deleted in its entirety and the following is substituted in its place:

100% of the 2009 EBITDA Target – 1,000,000 shares;

96% of the 2009 EBITDA Target - 900,000 shares;

92% of the 2009 EBITDA Target – 800,000 shares;

88% of the 2009 EBITDA Target – 700,000 shares;

84% of the 2009 EBITDA Target – 600,000 shares; and

80% of the 2009 EBITDA Target – 500,000 shares.

Additionally, vesting of shares between the fixed percentage points of the 2009 EBITDA Target stated above shall be interpolated. In other words as an example if 94% of the 2009 EBITDA Target were achieved, then 850,000 shares of Option 2 would vest.

In conjunction with entering into the Agreement, the parties effective February 19, 2007 also entered into a Non-Qualified Stock Option Agreement with respect to Option 2 in the form attached to the Agreement as Exhibit B. The parties agree to enter into a similar amendment of that Non-Qualified Stock Option Agreement to reflect the amended vesting schedule shown above.

2. Notwithstanding anything in the Agreement to the contrary, if the Executive is a “specified employee” as such term is defined in Section 409A(2)(B) at the time of his “separation from service” with the Company and if any payment or benefit to which he shall become entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i), no distribution may be made of any such payment to the Executive and no such in-kind benefits or reimbursement of expenses may be provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of Executive’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the first payroll date that is six (6) months and one day following Executive’s separation from service and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein. Each payment pursuant to the Agreement that is due at a different time shall be considered to be a separate payment for purposes of Section 409A of the Code.

3. The following language is added at the end of Section 7(b) of the Agreement:

“Cash compensation payments paid by the Company to the Executive pursuant to this Section 7(b) if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason shall be paid on the last day of each month and each such payment shall be equal to the amount of cash compensation Executive would have been entitled to receive during such month had his employment with the Company not been terminated. Any in-kind benefits and/or expense reimbursements required to be provided or paid by the Company to the Executive pursuant to this Section 7(b) if Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason shall be paid only if otherwise provided by a in-kind benefit arrangement or expense reimbursement arrangement which is generally provided by the Company to its executives and shall only be paid in accordance with the terms and provisions of such arrangement, which terms and provisions shall upon termination of Executive’s employment be amended, if necessary, to cause the payment or provision of such in-kind benefits and expense reimbursements to satisfy the rules described in Treasury Regulation § 1.409A-3(i)(1)(iv).”

4. The following language is added as a second paragraph to Section 10(a) of the agreement:

“The Gross-Up Payment paid by the Company to the Executive pursuant to this Section 10 with respect to any Excise Tax owed by Executive in connection with any of the Total Payments will be paid as soon as practicable following the Executive’s written notification to the Company of his payment of such Excise Tax and shall in no event be made later than the end of the taxable year of the Executive next following the Executive’s taxable year in which the Executive remits the Excise Tax.”

5. All capitalized terms used in this Amendment, unless specifically defined herein, have the same meanings as attributed to them in the Agreement. Except as amended by this Amendment, the Agreement is ratified and remains unchanged. If there is a conflict between the provisions of this Amendment and the provisions of the Agreement, this Amendment controls.

IN WITNESS WHEREOF, the Executive has executed this Amendment, and the Company has caused its duly authorized corporate officer to execute this Amendment as of the dates set forth below, to be effective the date of last signing. Additionally, Pier 1 Services Company joins in this Amendment to the extent of its joinder in the Agreement.

COMPANY:		EXECUTIVE:

Pier 1 Imports, Inc., a Delaware corporation

By:	/S/	/S/
	Tom M. Thomas	Alexander W. Smith
Its:	Chairman of the Board

Date: October 6, 2008

Pier 1 Services Company
By:	Pier 1 Holdings, Inc,
its managing trustee

By:	/S/

Tom M. Thomas, Authorized Signatory

Date: October 1, 2008